EXHIBIT 99

FOR IMMEDIATE RELEASE                        CONTACT:  Scott Williams
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January 16, 1998                                       202-739-0225
                                                       Steve Duchesne
                                                       202-739-0245
                                                      Bozell Sawyer Miller Group


WASHINGTON, D.C. -- THE FOLLOWING STATEMENT REGARDING THE SETTLEMENT OF PENDING LITIGATION IN TEXAS WAS ISSUED TODAY BY PHILIP MORRIS INCORPORATED; R.J. REYNOLDS TOBACCO COMPANY; BROWN & WILLIAMSON TOBACCO CORPORATION; THE LORILLARD TOBACCO COMPANY; AND UNITED STATES TOBACCO COMPANY:

Today's settlement with the State of Texas again demonstrates that the industry is prepared to cooperate with government and the public health authorities to discourage underage tobacco use.

While today's agreement is important, we continue to believe the best course of action is adoption of the proposed national resolution now pending before Congress. Individual state settlements cannot incorporate nor implement the comprehensive array of public health provisions contained in the proposed national settlement, which addresses all of the issues involving the regulation and sale of, and liability for, tobacco.

This settlement represents another step in a process to end the climate of confrontation and litigation that has marked the national debate on tobacco-related issues for decades. While this case dealt with specific concerns of the State of Texas, the national resolution represents the best opportunity to achieve immediate and meaningful resolution of outstanding issues regarding tobacco, including what many believe will be a reduction in the use of tobacco products by minors while preserving the rights of adults to use tobacco.

The settlement provides Texas with an up-front payment of $725 million. The industry will also provide $264 million to fund state pilot programs, including research and anti-youth smoking initiatives. Commencing in November 1998, the companies will pay Texas a 7.25 percent share of the annual ongoing payments that are contemplated to be paid to the states. Without giving effect to adjustments for inflation and changes in sales volume, this would result in payments to Texas of $290 million in 1998 and $326 million in 1999. These payments would increase to $580 million by the sixth year and continue at that level thereafter. Giving effect to other adjustments, Texas will receive $1.27 billion from the settlement in 1998. Over the next 25 years, Texas will receive $14.5 billion for health care costs, subject to adjustment for inflation and changes in sales volume.

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The industry has agreed to pay reasonable attorneys fees to private counsel for their representation of the state of Texas, and to reimburse the state and private counsel for reasonable costs and expenses associated with this litigation. In the event that federal legislation implementing the June 20th proposed resolution (or a substantially equivalent federal program) is enacted, these payment obligations will be superseded by those in the federal legislation, except as expressly stated otherwise in the settlement agreement.

The industry will also be taking down all public billboards, transit and stadium advertising in Texas as part of this agreement. It is important to note that only through adoption of a comprehensive national settlement can the full array of marketing restrictions be achieved.

The settlement has been taken under advisement by the judge in Texarkana, who will not rule on the agreement before Tuesday (1/20/98).

The Texas agreement, like the Mississippi and Florida settlements, will be largely superseded by the June 20th, 1997, comprehensive resolution, if enacted by the Congress and signed by the President.

Today's action highlights the significant provisions of the proposed national resolution now before Congress. The industry remains committed to the agreement it reached with the state attorneys general, representatives of the public health community and the plaintiffs' attorneys.

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